As Filed with the Securities and Exchange Commission on August 17, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
DEVON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	73-1567067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 North Broadway, Oklahoma City, Oklahoma	73102-8260
(Address of principal executive offices)	(Zip Code)
Devon Energy Corporation 2005 Long-Term Incentive Plan
(Full title of the plan)
J. Larry Nichols
Chairman and Chief Executive Officer
Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102-8260
(Name and address of agent for service)
(405) 235-3611
(Telephone number, including area code, of agent for service)
Copies to:
Janice A. Dobbs
Corporate Secretary
Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102-8260
(405) 235-3611
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum	Amount of
Title of securities to be registered(1)	registered(2)	offering price per share(3)	aggregate offering price(3)	registration fee
Common Stock, par value $0.10 per share	32,000,000 Shares	$57.99	$1,855,680,000	$218,414

(1)	Includes the preferred stock purchase rights associated with the Company’s common stock.

(2)	The number of shares of common stock stated above is the aggregate number of shares which may be issued on the exercise of options, the award of restricted stock, Canadian restricted stock units, performance units or performance bonuses (the “Plan”). The maximum number of shares which may be issued under the Plan cannot presently be determined as adjustments in the number of shares issuable under the Plan may be made in the event of stock splits, stock dividends or other changes in the Company’s corporate structure or shares as specified in the Plan. Accordingly, this Registration Statement covers, in addition to the number of shares of common stock stated above, an indeterminable number of shares, which by reason of any such event may become subject to issuance under the Plan.

(3)	Estimated pursuant to Rule 457(c) and (h) solely for the purposes of computing the registration fee based upon the average of the high and low prices of the shares, as reported on the New York Stock Exchange on August 16, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.(1)
Item 2. Registrant Information and Employee Plan Annual Information.(1)

(1)	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of the Form S-8 and has been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Devon Energy Corporation, a corporation organized under the laws of the State of Delaware (the “Company” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and shall be deemed to be a part hereof:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Commission on March 9, 2005.

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 as filed with the Commission on May 5, 2005.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 as filed with the Commission on August 4, 2005.

4.	The Company’s Current Reports on Form 8-K dated February 2, 2005 (two reports), March 4, 2005, May 5, 2005, June 13, 2005, and August 4, 2005 (two reports).

5.	The description of the Company’s common stock, par value $0.10 (the “Common Stock”) included in the Company’s Registration Statement on Form S-3 (Registration No. 333-50034) filed with the Commission on December 15, 2000, including any amendment or report filed for purposes of updating any such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of common stock covered by this Registration Statement have been sold or which deregisters all such shares remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.

Item 6. Indemnification of Directors and Officers.
     Except to the extent indicated below, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.
     Article VIII of the Restated Certificate of Incorporation of Registrant contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), limiting the personal monetary liability of directors for breach of fiduciary duty as a director. The DGCL and the Restated Certificate of Incorporation of the Registrant provide that such provision does not eliminate or limit liability,
(1)	for any breach of the director’s duty of loyalty to Registrant or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or

(4)	for any transaction from which the director derived an improper personal benefit.
     Section 145 of the DGCL and Article X of the Registrant’s Restated Certificate of Incorporation permit indemnification against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article X of the Registrant’s Restated Certificate of Incorporation provides for such indemnification.
     Section 145 of the DGCL and Article X of the Registrant’s Restated Certificate of Incorporation also permit a corporation to purchase and maintain insurance on behalf of its directors and officers or persons that are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability which may be asserted against, incurred by, or arising out of their capacities as directors or officers of the corporation or such other entity whether or not Registrant would have the power to indemnify such persons against such liabilities under the provisions of such sections. Registrant has purchased such insurance.
     Section 145 of the DGCL and Article X of the Registrant’s Restated Certificate of Incorporation further provide that statutory provision and the rights to indemnity set forth in the Restated Certificate of Incorporation are not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     Each director and officer is entitled, without demand by him or her upon the Company or any action by the Company, to enforce his or her right to such indemnity in an action at law against the Company.
     Article VIII of the bylaws of Registrant contains provisions regarding indemnification which parallel those described above. The bylaws provide that indemnification shall be made by the Company only as authorized by (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. To the extent, however, that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index incorporated herein by reference.
Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
(2)	that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 17th day of August, 2005.

DEVON ENERGY CORPORATION

By:	/s/ J. Larry Nichols

J. Larry Nichols
Chairman and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of Devon Energy Corporation hereby constitutes and appoints J. Larry Nichols, John Richels and Marian J. Moon, and each of them, severally, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this Registration Statement, and to file each such amendment to this Registration Statement with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ J. Larry Nichols	Chairman of the Board,	August 17, 2005

J. Larry Nichols	Chief Executive Officer and Director

/s/ John Richels	President	August 17, 2005

John Richels

	Senior Vice President – Corporate	August 17, 2005
/s/ Brian J. Jennings	Finance and Development and

Brian J. Jennings	Chief Financial Officer

/s/ Danny J. Heatly	Vice President – Accounting and	August 17, 2005

Danny J. Heatly	Chief Accounting Officer

/s/ Thomas F. Ferguson	Director	August 17, 2005

Thomas F. Ferguson

/s/ Peter J. Fluor	Director	August 17, 2005

Peter J. Fluor

/s/ David M. Gavrin	Director	August 17, 2005

David M. Gavrin

Signature	Title	Date
/s/ John A. Hill	Director	August 17, 2005

John A. Hill

/s/ Robert L. Howard	Director	August 17, 2005

Robert L. Howard

/s/ William J. Johnson	Director	August 17, 2005

William J. Johnson

/s/ Michael M. Kanovsky	Director	August 17, 2005

Michael M. Kanovsky

/s/ J. Todd Mitchell	Director	August 17, 2005

J. Todd Mitchell

/s/ Robert A. Mosbacher, Jr.	Director	August 17, 2005

Robert A. Mosbacher, Jr.

Index to Exhibits

Exhibit No.	Document
4.1	The Company’s Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on May 5, 2005).

4.2	The Company’s Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed on May 5, 2005).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed on October 4, 2002, File No. 333-100308).

4.4	Rights Agreement dated as of August 17, 1999 between the Company and BankBoston, N.A. (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K filed on August 18, 1999).

4.5	Amendment to Rights Agreement dated as of May 25, 2000 between the Company and Fleet National Bank (f/k/a BankBoston, N.A.) (incorporated by reference to Exhibit 4.2 to the Company’s Form S-4 filed on June 22, 2000, File No. 333-39908).

4.6	Amendment to Rights Agreement, dated as of October 4, 2001, by and between the Company and Fleet National Bank (f/k/a BankBoston, N.A.) (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed on October 11, 2001).

4.7	Amendment to Rights Agreement, dated September 13, 2002, between the Company and Wachovia Bank, N.A. (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-3 filed on October 4, 2002, File No. 333-100308).

4.8	The 2005 Long-Term Incentive Plan of the Company (incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement for the Company’s 2005 Annual Meeting of Stockholders filed on April 25, 2005).

5.1	Opinion of McAfee & Taft regarding the validity of the offered securities.

23.1	Consent of McAfee & Taft (contained in its opinion in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of Ryder Scott Company, L.P.

23.4	Consent of AJM Petroleum Consultants.

23.5	Consent of LaRoche Petroleum Consultants, Ltd.